Filed pursuant to Rule 433

Registration No. 333-153282

May 4, 2009

Allegiant Travel Announces Proposed Common Stock Offering

Las Vegas, Nev., May 4, 2009 – Allegiant Travel Company (Nasdaq: ALGT) announced today the proposed secondary public offering of 2.3 million shares of its common stock.  In the offering, 2.25 million of the shares of common stock will be offered for sale by PAR Investment Partners, L.P., the company’s second largest shareholder, and 50,000 shares will be offered by Timothy P. Flynn, a member of the Company’s board of directors.  Following the offering, PAR Investment Partners will continue to beneficially own over 1.9 million shares of the Company’s common stock.  In addition, Maurice J. Gallagher, Jr., the Company’s chairman of the board, president and chief executive officer and the Company’s largest shareholder, and the Company expect to grant the underwriter a 30-day option to purchase up to 345,000 shares of common stock to cover any over-allotments, of which up to 100,000 shares would be offered by Mr. Gallagher and up to 245,000 shares would be offered by the Company.

Morgan Stanley will serve as the sole book-running manager for the offering.

The offering is being made pursuant to a shelf registration statement filed with the Securities and Exchange Commission, which was declared effective on May 4, 2009.  A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission.  The common stock offering may be made only by means of a prospectus.  Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities may be obtained by emailing prospectus@morganstanley.com, or by contacting the prospectus department at Morgan Stanley & Co. Incorporated, 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department.

About the Company
Las Vegas-based Allegiant Travel Company (NASDAQ: ALGT) is focused on linking travelers in small cities to major leisure destinations such as Las Vegas, Orlando, Fla., Tampa/St. Petersburg, Fla., Phoenix-Mesa, Los Angeles and Fort Lauderdale, Fla. Through its subsidiary, Allegiant Air, the Company operates a low-cost, high-efficiency, all-jet passenger airline offering air travel both on a stand-alone basis and bundled with hotel rooms, rental cars and other travel related services. ALGT/G

Media Inquiries: Tyri Squyres +1-702-851-7370

mediarelations@allegiantair.com

Investor Inquiries: Robert Ashcroft +1-702-430-3275

ir@allegiantair.com

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate”, “project” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements generally may be found in our periodic reports filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation, the effect of the economic downturn on leisure travel, increases in fuel prices, terrorist attacks, risks inherent to airlines, demand for air services to our leisure destinations from the markets served by us, our ability to implement our growth strategy, our fixed obligations, our dependence on our leisure destination markets, our ability to add, renew or replace gate leases, our competitive environment, problems with our aircraft, dependence on fixed fee customers, our reliance on our automated systems, economic and other conditions in markets in which we operate, governmental regulation, increases in maintenance costs and insurance premiums and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Allegiant Travel Company has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”), for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the applicable prospectus supplement, the documents incorporated by reference therein and other documents Allegiant Travel Company has filed with the SEC for more complete information about Allegiant Travel Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Allegiant Travel Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649, or you may e-mail a request to prospectus@morganstanley.com.